Exhibit 5.1

[Letterhead of Norton Rose Fulbright Canada LLP]

July 25, 2019

Vermilion Energy Inc.

3500, 520 3rd Avenue SW

Calgary, Alberta

T2P 0R3

Dear Ladies and Gentlemen:

Re:	Vermilion Energy Inc.

We have acted as Canadian counsel to Vermilion Energy Inc. (the Corporation) in connection with the registration on Form S-8 (the Registration Statement) under the United States Securities Act of 1933, as amended (the 1933 Act), filed by the Corporation on July 25, 2019 of 525,000 common shares in the capital of the Corporation (the Shares) issuable pursuant to, and in accordance with, the terms and conditions of the Vermilion Incentive Plan and Deferred Share Unit Plan, as the same may be amended from time to time (collectively, the Plans).

This opinion is being furnished in accordance with the requirements of Item 8 of the Registration Statement.

We have examined all such corporate and public records, statutes and regulations and have made such investigations and reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. In reviewing the foregoing documents, we have assumed the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified notarial, true copies or reproductions. We have also assumed that any Shares issuable by the Corporation pursuant to the Plans will be duly authorized for issuance by the board of directors of the Corporation.

We are qualified to practice law in the Province of Alberta and this opinion is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

We offer no opinion in respect of the laws of any other province or territory in Canada or the application of the federal laws of Canada in any other province or territory. We have assumed that there is no foreign law (as to which we have made no independent investigation) that would affect our opinions expressed herein.

Based upon, and subject to, the qualifications expressed, we are of the opinion that the 525,000 Shares will be, if as and when issued by the Corporation pursuant to, and in accordance with, the terms and conditions of the Plans and the respective award granted by the Corporation thereunder, validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this opinion wherever it appears in the Registration Statement.

Other than as provided for herein, this opinion letter may not be quoted or reproduced in whole or in part or otherwise referred to or used for any purpose without our prior written consent.

Regards,

/s/ Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP